Exhibit 10.1

EXECUTIVE CHAIRMAN AND CEO EMPLOYMENT AGREEMENT

THIS EXECUTIVE CHAIRMAN AND CEO EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered on May 28, 2021 (“Execution Date”), to be effective as of January 1, 2021 (“Effective Date”), between Blink Charging Co. a Nevada corporation, (the “Company”), whose principal place of business is 605 Lincoln Road, 5th Floor, Miami Beach, Florida 33140 and Michael D. Farkas an individual (the “Farkas”), whose address is 5005 Lakeview Drive, Miami Beach, Florida, 33139. Farkas and the Company may hereinafter be referred individually as a “Party” and collectively as the “Parties.”

RECITALS

A.       The Company, through its Affiliates and subsidiaries, sells, installs, and maintains electric vehicle charging stations located on municipal or privately owned real property within designated areas throughout the United States and abroad (the “Business”).

B.       Farkas is the founder of the Company and its current CEO and Executive Chairman, additionally, Farkas is an individual with extensive experience in the EV charging industry and the Company wishes to extend this offer of continued employment to Farkas to extend his tenure as the Company’s CEO and Executive Chairman.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Farkas hereby agree as follows:

1.        EMPLOYMENT. The Company hereby agrees to continue its employment of Farkas and Farkas hereby accepts such continued employment in his capacity as CEO and Executive Chairman, reporting directly to the Company’s board of directors (the “Board”) upon the terms and conditions hereinafter set forth. The Company also may direct Farkas to perform such duties for other entities that are now or may in the future be affiliated with the Company and its Affiliates, subject to the limitation that Farkas’s overall time commitment is comparable to his current time commitment to the Company. Farkas shall serve the Company and the Affiliates diligently and to the best of his ability. Farkas agrees during the Term (as hereinafter defined) of this Agreement to devote his full-time business efforts, attention, energy and skill to the performance of his employment to furthering the interest of the Company and the Affiliates. During the Term (including any renewals thereof) as defined herein, Farkas shall have such duties and responsibilities commensurate with his position. For purposes of this Agreement, “Affiliate” with respect to either Party, shall mean any entity which directly or indirectly controls or is controlled by, or is under common control with that Party. Farkas’s principal work location shall be Miami-Dade County, Florida or such other location as mutually agreed to by the Parties in writing. Without limiting the generality of the foregoing, with the exception of the entities and activities as set forth in Schedule “B” which are excluded from this restriction, Farkas shall not, without the written approval of the Board, (i) serve as or be a consultant to or employee, officer, agent or director of any Company, partnership or other entity other than the Company (other than civic, charitable, or other public service organizations) or (ii) have more than a ten percent (10%) ownership interest in any enterprise other than the Company if such ownership interest would reasonably be expected to have a material adverse effect upon the ability of Farkas to perform his duties hereunder.

2.       COMPENSATION/BENEFITS. The terms of this Section 2 shall be in effect as of the Effective Date.

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a.       Salary. Company shall pay Farkas a base salary of Eight Hundred Thousand Dollars ($800,000) per year (the “Base Salary”), less applicable taxes and withholdings, and paid in accordance with the Company’s payroll policies and procedures for all of the Company’s employees. On the first anniversary of the Effective Date, the Base Salary shall be increased to $850,000, less applicable taxes and withholdings. On the second anniversary of the Effective Date, the Base Salary shall be increased to $900,000, less applicable taxes and withholdings.

b.       Performance Bonus. Farkas and the Board will meet in good faith at the beginning of each calendar year to set Key Performance Indicators (“KPIs”) for that calendar year. If Farkas achieves his established KPIs during the calendar year and each year thereafter, Farkas will receive an bonus for the applicable calendar year (the “Annual Performance Bonus”). The Annual Performance Bonus shall have a target award of 100% of his Base Salary (the “Target Award”), less applicable taxes and deductions, with Farkas eligible to receive up to 200% of the Target Award based on the achievement of KPIs during the applicable year. In addition, the Company may award Farkas an additional bonus in the form of cash and/or securities, at the discretion of the Board, or pursuant to one or more written plans adopted by the Board for similarly situated employees. Any Annual Performance Bonus shall be payable no later than March 15 in the year following the applicable bonus year.

c.       Equity Performance Award. Farkas will be entitled to receive annual Equity Awards with a target aggregate award value of One Million Dollars ($1,000,000) (the “Annual Equity Award”) under the Incentive Plan. The actual amount of the Equity Awards will be decided based on the percentage of the KPIs which Farkas meets in the applicable year (the “Performance Grant”), with Farkas eligible to receive up to 200% of the target aggregate award value based on the achievement of KPIs during the applicable year. The Board shall determine the actual Equity Awards to be granted based on the percentage of the KPIs which Farkas meets in the applicable calendar year. Any Performance Grant shall be granted no later than the end of the first quarter in the calendar year following the applicable calendar/performance year, provided that on the applicable Performance Grant date, Farkas is still employed by the Company. Fifty percent (50%) of the Performance Grant will be in the form of Restricted Common Stock (the “RCSs”) and the remaining fifty percent (50%) of the Performance Grant will be in the form of options to purchase the Company’s common stock (the “Stock Options”). Except as otherwise provided in Section 4(b) with respect to the Performance Options, all options granted to Farkas under this Agreement shall be valid for a period of five (5) years. One-third (1/3rd) of the RCSs shall vest on the first anniversary of the Performance Grant. The remaining two-thirds (2/3rd) shall vest in eight (8) equal installments at the end of every calendar quarter within the two years following the first anniversary of the Performance Grant. The number of Stock Options shall be calculated in accordance with the Company’s option valuation practices. One-third (1/3rd ) of the Options shall vest on the first (1st) anniversary of the Performance Grant. The remaining two-thirds (2/3rd) shall vest in eight (8) equal installments at the end of every calendar quarter within the two years following the first (1st ) anniversary of the Performance Grant. The RCS grant will include a cash payment upon vesting to cover expected ordinary income tax charges and will be calculated at the highest individual personal income tax rate (“Gross Up”). Notwithstanding the foregoing, the vesting schedule of the RCSs and the Stock Options granted pursuant to each Annual Equity Award shall not be less favorable than the vesting schedule applicable to any equity award granted to a majority of the other senior executives of the Company for the same performance year. The Parties agree that, for years 2022 or later, the Company may transition to the use of KPIs where some or all of the KPIs span more than one performance year, and in such event, the Company and Farkas agree to such modifications to his Equity Awards, consistent with the financial terms described in this paragraph that are needed to implement the revised policy.

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d.       Employee Benefits. Farkas and his family shall be entitled to participate in all benefit programs of the Company currently existing or hereafter made available to Farkas and/or other executive employees, including, but not limited to, pension and other retirement plans, including any 401K Plan, group life insurance, dental insurance, medical insurance, sick leave, vacation and holidays at no cost to Farkas. Additionally, Farkas will be entitled to a $2,000 per month car allowance.

e.       Key Man Insurance. The Company may elect to obtain a Key Man term life insurance policy on Farkas, and the Company will be named the payee/beneficiary on such policy.

f.       Paid Time Off. The Company provides a flexible Paid Time Off (“PTO”) program that will allow Farkas to use PTO for absences due to illness, vacation or personal need. The amount of PTO Farkas will be granted will be 30 days per calendar year. Upon the termination of Farkas’s employment under this Agreement, for any reason, Farkas shall be entitled to compensation for any unused PTO.

g.       Business Expense Reimbursement. Farkas shall be entitled to receive reimbursement for all reasonable, out-of-pocket expenses incurred and approved by the Company.

h.       D&O Insurance/Indemnification. The Company shall procure and keep in effect Director’s and Officer’s (“D&O”) Liability insurance coverage (“D&O Coverage”) throughout the Term and any Renewal Term(s), and Farkas will be eligible to receive all benefits provided thereunder, with the policy listing Farkas as an insured. Such D&O insurance shall be procured in an amount not less than the current coverage amount in effect as of the execution of this Agreement, and in any event no less advantageous than that which is in effect for other directors and officers of the Company. The Company further agrees to indemnify and hold harmless Farkas (which shall include any of his legal representatives) to the fullest extent authorized by law, from and against any expenses (including reasonable fees and costs of counsel, accountants and other experts), judgments, fines, liabilities, losses and amounts reasonably incurred by Farkas in connection with any threatened, pending or completed action, suit, claim or proceeding (hereinafter, a “Proceeding”), whether civil, criminal, administrative or investigative, by reason of the fact that Farkas is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, and whether or not the cause of such Proceeding occurred before or after the date of this Agreement. Farkas shall not settle any matter for which Farkas has sought or intends to seek indemnification hereunder without first attempting to obtain any approval required with respect to such settlement by the insurance carrier of any applicable D&O Coverage. If Farkas seeks such approval, but such approval is not granted by such insurance carrier, Farkas shall be entitled to indemnification from the Company to the fullest extent provided by such D&O Coverage or to the fullest extent otherwise provided by this Agreement, whichever shall be greater. The provision of D&O Coverage by an insurance carrier at the expense of the Company or the failure to so provide D&O Coverage shall in no way limit or diminish the obligation of the Company to indemnify Farkas, which obligation shall be absolute, provided that any amounts actually recovered by Farkas from the insurance carrier providing D&O Coverage shall be applied in reduction of amounts otherwise owing by the Company by reason of its indemnification under this Agreement.

i.       Evergreen Provision. Farkas and the Company expressly agree that the Evergreen Provision applicable to options/warrants granted to Farkas shall continue to apply only to options/warrants granted to Farkas prior to the Effective date (and the reissuance of such options/warrants) and that any options/warrants granted following the execution of this Agreement shall not be subject to the Evergreen provision.

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3.       TERM. The Term of employment hereunder will commence on the Effective Date and continue for a period of three (3) years unless notice of the intent to terminate the Agreement is provided in writing by either Party to the other at least ninety (90) days prior to the end of the Term. If neither Party provides notice of intent to terminate the Agreement at least ninety (90) days prior to the end of the Term or any Renewal Term, the Term and any subsequent Renewal Term will automatically renew for successive one (1) year periods (each a “Renewal Term”). For the purposes of the Sections discussing Severance below, a Termination of this Agreement less than ninety (90) days prior to the end of the Term will be considered a Termination during the Renewal Term.

4.       PAYMENTS UPON SIGNING.

a.       On or before the first pay period following the Execution Date, the Company shall provide Farkas:

(i)	a one-time lump sum payment, less applicable taxes and withholding, of $[TBD], equaling $320,000 then multiplied by a fraction whose numerator is equal to the number of days between June 14, 2020 and the Execution Date and whose denominator is 365, representing the difference between Farkas’s prior base compensation and the new base compensation provided under this Agreement, but minus the bonus in the amount of $294,575.34 paid to Farkas as an advance payment;

(ii)	a one-time lump sum payment for the Annual Performance Bonus for the year 2020, in the total amount of $[TBD], less applicable taxes and withholdings, but minus the bonus in the amount of $500,000 that has already been paid to Farkas as an advance payment; and

(iii)	a one-time grant of the Equity Performance Grant (the “Execution Grant”) for the year 2020, in the total value of $[TBD] represented by RCSs and Stock Options less: (i) the number of RCSs that have been issued to Farkas in advance (7,349 RCSs), and (ii) the number of Stock Options that have been granted to Farkas in advance (23,862 Stock Options).

The payments and Execution Grant provided pursuant to this Section 4 shall be in full satisfaction of any salary, bonuses, Equity Awards, or other payments accrued by the Company and/or owed to Farkas prior to the Execution Date.

b.       One-Time Potential Performance Bonus. Upon the execution of this Agreement, the Company shall grant Farkas Stock Options with a total value of $25 Million and a four (4) year term (the “Performance Options”). The Performance Options shall vest if the Company’s stock price at the NASDAQ exchange reaches and remains on average for a period of twenty consecutive market days at a closing price of $90 per share (the “Vesting Condition”) during the term of the option. The number of options to be granted shall be determined based upon number of Stock Options necessary to create a total value of $25 Million if the Vesting Conditions is met taking into account the stock price upon the Execution Date. For instance, if the stock price is $40 upon the Execution Date, Farkas shall be granted 500,000 unvested Stock Options which shall vest upon the Vesting Condition. In the event a Change of Control (defined below), or a termination of employment pursuant to Section 5(a), the Performance Options shall continue to vest during the term of the option, even if the Vesting Condition is met following a Change in Control.

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5.       TERMINATION AND SEVERANCE. Upon Farkas’s termination of employment for any reason, Farkas shall be entitled to receive any unpaid Base Salary through the date of termination, all earned but unpaid Bonuses and any vested benefits in accordance with the terms of the Company’s employee benefit plans (the “Accrued Obligations”). Farkas shall not otherwise be entitled to any further compensation or benefits by reason of any such termination, except as provided herein and below:

a.       Termination without Cause; termination for death or disability; or Resignation by Farkas for Good Reason. In consideration of Farkas entering into the Restrictive Covenants set forth in Section 5 of this Agreement, if the Company (or any parent or subsidiary or successor of the Company) terminates Farkas’s employment with the Company without Cause, if this Agreement is terminated due to Farkas’s death or disability, or Farkas resigns for Good Reason then, subject to Section 6, in addition to being paid the Base Salary for the remainder of the Term or Renewal Term (as applicable) of this Agreement, Farkas will be entitled to the following:

(i)       A lump sum payment equal to 100% of the Target Award for the year of termination, which shall be prorated for the number of days Farkas was employed during such year;

(ii)       a lump sum payment equal to 2.6 times the sum of (A) Farkas’s then current Base Salary (or if greater, his Base Salary at any time during the prior two (2) year period); (B) one hundred percent (100%) of the Target Award of Annual Performance Bonus (the bonus in Section 2(b) herein; and (C) one hundred percent (100%) of the target Equity Performance Award (the bonus in Section 2(c) herein;

(iii)        provided that Farkas timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Farkas and Farkas’s eligible dependents, reimbursement from the Company for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to such termination) for up to twenty-four (24) months following the termination date, as long as Farkas remains eligible for COBRA; provided, however, that if the Company determines that reimbursed COBRA premiums would be deemed to be discriminatory or to otherwise violate the then-applicable provisions of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, and the guidance and regulations issued thereunder, the Company will in lieu thereof provide to Farkas a taxable monthly payment, payable on the last day of a given month, in an amount equal to the monthly COBRA premium that Farkas would be required to pay to continue Farkas’s group health coverage in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which such payments will commence on the month following Farkas’s termination from employment and will end on the earlier of (x) the date upon which Farkas obtains other employment or (y) the date the Company has paid an amount equal to twenty-four (24) payments; and

(iv)       all issued and unvested equity awards, except the Performance Bonus under Section 4(d), shall immediately vest; provided, however, the Performance Bonus shall remain outstanding and shall vest if the Vesting Condition is actually met.

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Farkas shall receive the payments and other consideration under this Section 5(a) only upon Farkas’s execution and delivery of a customary general release (that is not revoked by him under applicable law) of the Company, its parents, subsidiaries and affiliates and each of their respective officers, directors, employees, agents, successors and assigns, provided that such general release will not release the Company from any obligation towards Farkas under the Commission Sales Agreement dated November 17, 2009 and any amendments thereto (collectively, the “Commission Sales Agreement”), once it is no longer suspended.

All payments under this Section 5(a) shall be made within thirty (30) days following termination of Farkas’s employment; provided, however, that to the extent required by Code Section 409A (as defined below), if the thirty (30) day period begins in one calendar year and ends in the second calendar year, all payments will be made in the second calendar year.

For the purposes of this Agreement, “Good Reason” means Farkas’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Farkas’s express written consent: (i) any material and adverse change in Farkas’s position with the Company; (ii) any material diminution in Farkas’s title, duties, responsibilities and reporting relationships; (iii) a material reduction in Farkas’s Base Salary; (iv) a relocation of Farkas’s principal Company office to a location more than thirty (30) miles from its current location; or (v) any material breach by the Company of this Agreement; provided, however, that with respect to any Good Reason termination, the Board will be given not less than thirty (30) days’ written notice by Farkas (within ninety (90) days of the occurrence of the event constituting Good Reason) of Farkas’s intention to terminate Farkas’s employment for Good Reason, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Good Reason is based, and such termination shall be effective at the expiration of such thirty (30) day notice period only if the Company has not fully cured such act or acts or failure or failures to act that give rise to Good Reason during such period or if such violation is not reasonably curable within such thirty (30) day period, but the Company is proceeding diligently and in good faith to cure such violation, such longer period as is reasonably needed by Company, not to exceed forty (45) days following the date of such notice.

b.       Termination for Cause; or Resignation without Good Reason. If Farkas’s employment with the Company (or successor of the Company) terminates voluntarily by Farkas (except upon resignation for Good Reason), or for Cause by the Company, then Farkas shall receive the Accrued Obligations and (i) all vesting will terminate immediately with respect to Farkas’s outstanding Equity Awards and (ii) all payments of compensation by the Company to Farkas hereunder will terminate immediately (except as to amounts already earned). Farkas’s death or disability shall be considered as Resignation for Good Reason. For purposes of this Agreement, “Cause” is defined as (i) a conviction of, or pleading nolo contendere or guilty to, or committing a felony against the Company by Farkas; (ii) engaging in misconduct resulting in significant economic or reputational harm (other than immaterial harm) to the Company by Farkas; (iii) any act of fraud, embezzlement, or misappropriation by Farkas that is materially injurious to the Company; (iv) repeated and material failure by Farkas to substantially perform his principal job duties and lawful obligations (for reasons other than disability or death); provided, that, the failure of Farkas or the Company to achieve certain results, such as the Company’s business plan, in and of itself, would not constitute “Cause”; (v) material failure or willful refusal by Farkas to materially comply with reasonable and lawful policies, standards, instructions or regulations established by the Company; provided, that, the failure of Farkas or the Company to achieve certain results, such as the Company’s business plan, in and of itself, would not constitute “Cause”; or (vi) the material breach by Farkas of this Agreement or any other material written agreement entered into between Farkas and the Company. The Company shall not terminate Farkas for Cause (except pursuant to clause “(i)” or clause “(ii)” above) without first providing Farkas with written notice of the acts or omissions constituting the grounds for such termination and allowing for the expiration of a cure period of thirty (30) days following the date of such notice, or if such violation is not reasonably curable within such thirty (30) day period but Farkas is proceeding diligently and in good faith to cure such violation, such longer period as is reasonably needed by Farkas, not to exceed forty-five (45) days following the date of such notice. For purposes of this definition, an act or omission is “willful” if it was knowingly done, or knowingly omitted by Farkas and Farkas knew or a reasonable person would have known that such act or omission was contrary to the best interests of the Company. Any act, or failure to act, done based on or in accordance with specific instructions pursuant to a resolution duly and lawfully adopted by the Company’s board of directors or based upon the advice of counsel shall be conclusively presumed to be done, or omitted to be done, by Farkas in the best interests of the Company.

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c.       Change of Control. If the Company (or any parent or subsidiary or successor of the Company) terminates Farkas’s employment with the Company without Cause or Farkas resigns for Good Reason either (x) within nine (9) months prior to a period of time when the Company is party to a fully executed letter of intent or a definitive corporate transaction agreement, the consummation of which would result in a Change in Control (defined below) or (y) within eighteen months following a Change of Control, then Farkas shall receive the payments and grants described in Sections 5(a) above, provided, however, the lump sum payment in 5(a)(i) above shall be equal to 3.5 times the sum of (A) his then Base Salary; (B) the target Annual Performance Bonus; and (C) his Equity Performance Award (“Change of Control Payment”). For purposes of this Agreement, “Change of Control” of the Company is defined as: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities; (ii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iii) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets. Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a “change in control event” within the meaning of Code Section 409A.

d.       No Duty to Mitigate. Farkas will not be required to mitigate the amount of any payment contemplated by this Section 5, nor will any earnings that Farkas may receive from any other source reduce any such payments under this Section 5.

6.       RESTRICTIVE COVENANTS. Farkas acknowledges and agrees that (i) he has a major responsibility for the operation, development and growth of the Company’s business; (ii) Farkas’s work for the Company will bring him into close contact with Confidential Information (defined below) of the Company and its clients; and (iii) the agreements and covenants contained in this Section 6 are essential to protect the legitimate business interests of the Company and that the Company will not enter into this Agreement but for such agreements and covenants. Accordingly, Farkas covenants and agrees to the following:

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a.	Confidential Information

i.       Farkas understands that during his employment, he may have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company or any of its parents, subsidiaries, divisions, affiliates (collectively, “Affiliated Entities”), or clients, including without limitation: (1) trade secrets, private or secret processes, methods and ideas, as they exist from time to time, patents and information concerning the Company’s services, business records and plans, inventions, acquisition strategy, price structure and pricing, discounts, costs, computer programs and listings, source code and/or subject code, copyright, trademark, proprietary information, formulae, protocols, forms, procedures, training methods, development/technical information, know-how, show-how, new product and service development, advertising budgets, past, present or planned marketing, activities and procedures, method for operating the Company, credit and financial data concerning the Company’s customers, marketing and (2) advertising, promotional and sales strategies, sales presentations, research information, revenues, acquisitions, practices and plans and information which is embodied in written or otherwise recorded form, and other information of a confidential nature not known publicly or by other companies selling to the same markets and specifically including information which is mental, not physical (collectively, the “Confidential Information”) which are valuable, special and unique assets of the Company, access to and knowledge of which have been provided to the Farkas by virtue of its association with the Company.

ii.       Farkas agree that he shall (1) hold in confidence and not disclose or make available to any third party any Confidential Information obtained directly or constructively during his employment, unless done so within the course and scope of his employment with the Company for the benefit of the Company or as authorized in writing by the Board; (2) exercise all reasonable efforts to prevent third parties from gaining access to the Confidential Information; (3) not use, directly or indirectly the Confidential Information except in order to perform his duties and responsibilities under this Agreement; (4) restrict the disclosure or availability of the Confidential Information to those who have a need to know the information to achieve the purposes of this Agreement who have executed a confidentiality agreement with regard to such Confidential Information; (4) not copy or modify any Confidential Information without prior written consent of the Board, provided, however, that such limitation on copying or modification of any Confidential Information does not include any modifications or copying which would otherwise prevent Farkas from performing his duties and responsibilities under this Agreement; and (5) take such other protective measures as may be reasonably necessary to preserve the confidentiality of the Confidential Information.

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iii.       Farkas further agrees (1) that Farkas shall promptly disclose in writing to the Company all ideas, inventions, improvements and discoveries, related to EV Charging, which may be conceived, made or acquired by Farkas as the direct or indirect result of the disclosure by the Company of the Confidential Information to Farkas; (2) that all such ideas, inventions, improvements and discoveries, related to EV Charging, conceived, made or acquired by Farkas, alone or with the assistance of others, relating to the Confidential Information in accordance with the provisions hereof shall belong to the Company and that Farkas shall not acquire any intellectual property rights in the ideas under this Agreement, except the limited right to use as set forth in this Agreement; (3) that Farkas shall assist in the preparation and execution of all applications, assignments and other documents which the Company may deem necessary to obtain patents, copyrights and the like in the United States and in jurisdictions foreign thereto, and to otherwise protect the Company. Notwithstanding the above, Farkas is the sole owner of the “Parking Bumper Patent” and the invention and technology concerning mobile fueling truck for EZfill. Additionally, upon commercialization of new inventions developed by Farkas, the Board will convene to discuss additional bonuses relating to such inventions. Farkas acknowledges and agrees that any all materials and information created, developed, prepared or conceived of by Farkas (whether individually or jointly with others) during and in connection with Employee’s employment with Employer, whether created on, after or prior to the date of this Agreement, that (a) relates in any manner to the actual or demonstrably anticipated business, research or development of Employer, or results from or is suggested by any task or duties assigned to Employee or any work performed by Employee for or on behalf of Employer; and (b) is protectable by any form of intellectual property in any jurisdiction and/or is Confidential Information at any time (“Work Product”). Farkas hereby acknowledges and agrees that, except as provided in this Agreement: (i) as between the Company and Farkas, the Company is the exclusive owner of all Confidential Information; and (ii) all Employee Work Product is owned exclusively by the Company. Farkas further acknowledges and agrees that whenever possible, any Work Product subject to copyright protection constitutes “work made for hire” under the federal copyright laws (17 U.S.C. Section 101, as amended, or any successor statute).

iv.       Attached as Exhibit “A” is a list entitled “List of Preexisting Intellectual Property Rights” listing all inventions and information created, discovered or developed by Farkas, whether or not patentable or registrable under patent, copyright or similar statutes, made or conceived or reduced to practice or learned by Farkas, outside of the scope of employment with the Company (“Prior Inventions”), which belong in whole or in part to Farkas, and which are not being assigned by Farkas to the Company. Farkas represents that Exhibits “A” and “B” are complete and contain no confidential or proprietary information belonging to a person or entity other than Farkas. Farkas reserves the right to develop inventions in technologies outside of the scope of employment with Company, and Company agrees that it does not have any ownership claim to any inventions developed by Farkas outside of the scope of employment. Farkas agrees to negotiate in good faith to grant the Company a right of first refusal to use Farkas’ invention listed in Exhibit “A”, based on terms and conditions offered by others in the industry, and subject to the Company obtaining a bona fide valuation of the proper price of such a grant from a third party valuation company. Such agreement to negotiate in good faith to grant the Company a right of first refusal does not include the technology listed in Exhibit “B”, and the Company shall have no rights whatsoever in the technology listed in Exhibit “B”, for which Farkas shall have the right to continue to develop technology and shall retain all ownership rights in such developments. The Company agrees that such technology listed in Exhibit “B”, is outside of the scope of employment with the Company and Company has no rights whatsoever in such developments.

v.       Excluded from the Confidential Information, and therefore not subject to the provisions of this Agreement, shall be any information which Farkas can show (1) at the time of disclosure, is in the public domain as evidenced by printed publications; (2) after the disclosure, enters the public domain by way of printed publication through no fault of Farkas; (3) by written documentation was in his possession at the time of disclosure and which was not acquired directly or indirectly from the Company; or (4) by written documentation was acquired, after disclosure, from a third party who did not receive it from the Company, and who had the right to disclose the information without any obligation to hold such information confidential. The foregoing exceptions shall apply only from and after the date that the information becomes generally available to the public or is disclosed to Farkas by a third party, respectively. Specific information shall not be deemed to be within the foregoing exceptions merely because it is embraced by more general information in the public domain. Additionally, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain. If Farkas intends to avail himself of any of the foregoing exceptions, Farkas shall notify the Company in writing of his intention to do so and the basis for claiming the exception.

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vi.       Upon written request of the Company, Farkas shall return to the Company all written materials containing the Confidential Information. Farkas also shall deliver to the Company written statements signed by Farkas certifying all materials have been returned within five (5) days of receipt of the request to do so. Notwithstanding the foregoing, however, Farkas shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that he first notifies the Company of such subpoena, order or other requirement and such that the Company has the opportunity to obtain a protective order or other appropriate remedy.

b.       Non-Solicitation. During Farkas’s employment with the Company or its Affiliated Entities and for twelve (12) months following the termination thereof for any reason (the “Restricted Period”), Farkas shall not shall not solicit any person or entity who is, or was at any time within the previous twelve (12) months, a Customer (as defined below) of the Company or any of its Affiliated Entities to terminate or reduce its business with the Company. Throughout the Restricted Period, Farkas shall not, directly or indirectly, employ or solicit for employment, or otherwise contract for or hire, the services of any individual who is then an employee of or consultant to the Company or any of its Affiliated Entities or who was an employee of the Company or any of its Affiliated Entities during the twelve (12) month period preceding the termination of his employment. Throughout the Restricted Period, Farkas shall not take any action that could reasonably be expected to have the effect of encouraging or inducing any employee, consultant, representative, officer, or director of the Company or any of its Affiliated Entities to cease their relationship with the Company or any of its Affiliated Entities for any reason.

c.       Non-Competition. Throughout the Restricted Period, Farkas shall not, within the Territory (defined below) directly or indirectly, own, manage, operate, control, consult with, be employed by, participate in the ownership, management, operation or control of, or otherwise render services to or engage in, any business engaged in or competitive with the businesses conducted by the Company or its Affiliated Entities. For purposes of this Agreement, the term “Territory” shall mean throughout the area comprising the Company’s or any of its Affiliated Entities, as applicable, market for its services and products within which area Farkas was materially involved during the twelve (12) month period prior to the termination of Farkas’s employment. For purposes of this Agreement, the term “Customer(s)” shall mean any individual, corporation, partnership, business or other entity, whether for-profit or not-for-profit, public, privately held, or owned by the United States government that is a business entity or individual with whom the Company or any of its Affiliated Entities has done business or with whom Farkas has actively negotiated with on behalf of the Company during the twelve (12) month period preceding the termination of Farkas’s employment. Any activities, use or transactions relating to: (i) the Parking Bumper technology and intellectual property rights (Patent Application 13/600,058), which Farkas may allow the Company to utilize, and (ii) the invention and technology concerning mobile fueling truck for EZfill, are specifically excluded from this Non-Competition clause. The list of activities enumerated in Exhibit “C” to this Agreement “Permitted Activities” also are specifically excluded from this non-competition restriction.

d.       The Parties agree that in the event a court determines the length of time, territory or activities prohibited under this Agreement are too restrictive to be enforceable, the court may reduce the scope of the restriction to the extent necessary to make the restriction enforceable.

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7.       AMENDMENTS AND WAIVER. This Agreement shall not be modified or amended except by written agreement duly executed by the Parties hereto. The waiver by either the Company or Farkas of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Company or Farkas. Any waiver must be in writing.

8.       HEADINGS. All sections and descriptive headings of this Agreement are inserted for convenience only and shall not affect the construction or interpretation hereof.

9.       CODE SECTION 409A COMPLIANCE. The intent of the Parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered accordingly. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Farkas’s taxable year following the taxable year in which the expense occurred. For purposes of Code Section 409A, Farkas’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. If Farkas is a specified employee within the meaning of Code Section 409A(a)(2)(B)(i) and would receive any payment sooner than 6 months after Farkas’s “separation from service” that, absent the application of this Section 9, would be subject to additional tax imposed pursuant to Code Section 409A as a result of such status as a specified employee, then such payment shall instead be payable on the date that is the earliest of (i) 6 months after Farkas’s “separation from service,” or (ii) Farkas’s death.

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10.       SECTION 280G. In the event that any payments, distributions, benefits or entitlements of any type payable to Farkas (the “Total Payments”) would (i) constitute “parachute payments” within the meaning of Section 280G of the Code (which will not include any portion of payments allocated to the restrictive covenant provisions of Section 6 hereof that are classified as payments of reasonable compensation for purposes of Section 280G of the Code), and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be either: (a) provided in full, or (b) provided as to such lesser extent as would result in no portion of such Total Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in Farkas’s receipt on an after-tax basis of the greatest amount of the Total Payments, notwithstanding that all or some portion of the Total Payments may be subject to the Excise Tax. Unless the Company and Farkas otherwise agree in writing, any determination required under this Section 10 shall be made in writing in good faith based on the advice of a nationally recognized accounting firm selected by the Company (with approval of Farkas) (the “Accountants”). In the event of a reduction of benefits hereunder, benefits shall be reduced by first reducing or eliminating the portion of the Total Payments that are payable in cash under Section 5 and then by reducing or eliminating any amounts that are payable with respect to long-term incentives including any equity-based or equity-related awards (whether payable in cash or in kind). For purposes of making the calculations required by this Section 10, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Farkas shall furnish to the Accountants such information and documents as the Accountants may reasonably require to make a determination under this Section 10, and the Company shall bear the cost of all fees the Accountants charge in connection with any calculations contemplated by this Section 10.

11.       COUNTERPARTS AND ELECTRONIC TRANSMISSION. This Agreement may be executed in any number of counterparts and by electronic transmission, each of which, when executed and delivered, shall be an original; but all counterparts shall together constitute one and the same instrument.

12.       ENTIRE AGREEMENT. This Agreement constitutes the final understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the Parties related to subject matter hereof, whether written or oral, including the 2010 employment agreement between Farkas and Car Charging Group, Inc., the December 2014 amendment to that agreement, the July 2015 amendment to that agreement, and the October 2016 amendment to that agreement, except the Parties hereby agree that the Commission Sales Agreement shall continue to be suspended and no payments shall be due thereunder for as long as Farkas is a full-time employee of the Company that is due to be paid a monthly salary of at least $30,000.

13.       CONSTRUCTION. This Agreement shall not be construed more strictly against one Party than the other, merely by virtue of the fact that it may have been prepared by counsel for one of the Parties, it being recognized that both Company and Farkas have contributed substantially and materially to the negotiation and preparation of this Agreement. In construing this Agreement, the singular shall include the plural and the plural shall include the singular, and the use of any gender shall include every other and all genders.

14.       ENFORCEMENT. If either Party breaches this Agreement, or any dispute arises out of or relating to this Agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees, paralegals’ fees and costs, at all levels, including appeal. The exclusive venue for any dispute shall be in Miami Dade County, Florida and shall be governed by the laws of the State of Florida, without regard to its choice of law principles, except where the application of federal law applies.

15.       SEVERABILITY. Inapplicability or unenforceability of any provision of this Agreement shall not limit or impair the operation or validity of any other provision of this Agreement or any such other instrument.

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16.       ASSIGNMENT; SUCCESSORS AND ASSIGNS, ETC. This Agreement is personal in nature and Farkas may not sell, transfer, assign, pledge or hypothecate his rights, interests and obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Farkas and his personal representatives and shall inure to the benefit of and be binding upon Farkas and its successors and assigns, except that the Company may not assign this Agreement without Farkas’s prior written consent, except to an acquirer of all or substantially all of the assets of the Company.

17.       NO CONFLICTING OBLIGATIONS. Farkas represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. Farkas further represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employer.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Blink Charging Co.

By:	/s/ Brendan S. Jones
Name:	Brendan S. Jones
Its:	President

By:	/s/ Michael Rama
Name:	Michael Rama
Its:	Chief Financial officer

By:	/s/ Michael D. Farkas
Name:	Michael D. Farkas

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EXHIBIT “A”

LIST OF PREEXISTING INTELLECTUAL PROPERTY RIGHTS RELATED TO BLINK

Unregistered Intellectual Property
Title	Brief Description	Date of [Creation/[ or ]Invention]

Registered Intellectual Property

Jurisdiction	Name or Title	Status (Pending or Registered)	Registration or Application Serial Number	Registration or Application Date
United States	Parking Lot Bumper Inductive Charger with Automatic Payment Processing	Registered	United States Patent No. 10,836,269	Issue Date Nov 17, 2020

*Anything outside of scope of Farkas’ employment with the Company (outside of EV Charging).

__ No Pre-existing Intellectual Property Rights

__ Additional Sheets Attached

Signature of Employee:	/s/ Michael D. Farkas
Print Name of Employee:	Michael D. Farkas
Date:	May 28, 2019

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EXHIBIT “B”

LIST OF PREEXISTING INTELLECTUAL PROPERTY RIGHTS NOT RELATED TO BLINK

Unregistered Intellectual Property
Title	Brief Description	Date of [Creation/[ or ]Invention]
EZfill’s new mobile truck fueling	Invention and technology concerning mobile fueling truck for EZfill	Work in Progress

Registered Intellectual Property

Jurisdiction	Name or Title	Status (Pending or Registered)	Registration or Application Serial Number	Registration or Application Date

__ No Pre-existing Intellectual Property Rights

__ Additional Sheets Attached

Signature of Employee:	/s/ Michael D. Farkas
Print Name of Employee:	Michael D. Farkas
Date:	May 28, 2021

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EXHIBIT “C”

PERMITTED ACTIVITIES OF FARKAS

1.	LIST of Positions/Entities

CEO of Balance Labs, Inc., and the performance of the duties of such position

CEO of the Farkas Group, Inc., and the performance of the duties of such position

10%+ shareholder in EzFill Holdings Inc.

10%+ shareholder in Ariel Group, Inc.

Member Manager of SIF Energy, LLC, and the performance of the duties of such position

Member Manger of SIF Health, LLC, and the performance of the duties of such position

2.	Together with such future non-full time positions as Farkas may hold in the entities listed above.

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